Exhibit 8.1

                                January 13, 1997



         Re:      IMC Securities, Inc.
                  Home Equity Loan Asset-Backed Pass-Through Certificates,
                    Series 1997-1
                  Registration Statement on Form S-3 No. 333-4911

Ladies and Gentlemen:

         We have acted as counsel to IMC Securities, Inc. in connection with the preparation and filing of the registration statement on Form S-3 (such registration statement, the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Home Equity Loan Asset-Backed Pass-Through Certificates, Series 1997-1 (the "Certificates"). Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the prospectus supplement contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in Certificates but with respect to those tax consequences which are discussed, it is our opinion that the description is accurate. In addition, assuming (i) the REMIC elections are made, (ii) the Pooling and Servicing Agreement is fully executed, delivered and enforceable against the parties thereto in accordance with its terms, (iii) the transaction described in the prospectus supplement is completed on substantially the terms and conditions set forth therein, and (iv) continuing compliance with the Pooling and Servicing Agreement, it is our opinion that, for federal income tax purposes, the REMIC created by the Pooling and Servicing Agreement will be treated as a REMIC, the Class A Certificates will be treated as "regular interests" in such REMIC and the Class R Certificates will be the sole "residual interests" in the such REMIC.

         We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus supplement under the heading "Federal Income Tax Consequences."

                                                 Very truly yours,



                                                /s/ Arter & Hadden
                                                  Arter & Hadden